                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-53457

                      SENSORMATIC ELECTRONICS CORPORATION

           SUPPLEMENT NUMBER ONE TO PROSPECTUS DATED DECEMBER 20, 1999



                  This supplement is a part of the Prospectus dated December 20, 1999 relating to 6,900,000 Depositary Shares ("Depositary Shares"), each representing a one-tenth interest in a share of 6 1/2% Convertible Preferred Stock, par value $.01 per share ("Preferred Stock"), of Sensormatic Electronics Corporation ("Sensormatic"). The Prospectus (as well as this Supplement) also relates to 690,000 shares of the Preferred Stock and certain shares of Common Stock, par value $.01 per share, of Sensormatic, issued or issuable in payment of dividends and certain premium payments with respect to the Preferred Stock. Defined terms contained in this Supplement have the meanings assigned to them in the Prospectus.

                  The following updates certain information concerning the Selling Securityholders and the securities of Sensormatic held by them, as set forth in the Prospectus under the caption "Selling Security Holders", based on information received from the Selling Securityholders named below after the date of the Prospectus and prior to the date hereof. The information concerning the Selling Securityholders in the Prospectus is not being updated to show any sales by any of them. Except as amended or supplemented hereby or as contemplated by the preceding sentence, the information in the Prospectus concerning the Selling Securityholders and the securities of Sensormatic held by them remains in full force and effect.
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

------------------------------------------------------------------  ----------------------------------------------------
                                         Common Stock                            Depositary Shares
------------------------------------------------------------------  ----------------------------------------------------
                                                      Beneficially                                       Beneficially
                              Beneficially               Owned                                              Owned
                              Owned Prior   Offered     After       Beneficially Owned        Offered       After
  Name of Selling               to This       for         This         Prior to This            for          This
  Securityholder(1)            Offering       Sale     Offering          Offering              Sale        Offering
  ----------------------------------------------------------------  ----------------------------------------------------

                                                                     No. of       % of
                             No. of   % of                         Depositary  Depositary
                             Shares  Shares                          Shares      Shares
------------------------------------------------------------------------------------------------------------------------
AIG SoundShore Holdings
Ltd. (former SoundShore
Holdings, Ltd.)              156,062   *     156,062           0      75,500         1         75,500           0

Argent Classic
Convertible Arbitrage
Fund L.P.                    191,091   *     191,091           0     145,000       2.1        145,000           0

Calamos Asset Management      27,674   *      27,674           0      21,000         *         21,000           0

Forest Fulcrum Fund L.P.      54,657   *      54,657           0      41,474         *         41,474           0

Forest Global
Convertible Fund Series A-5   62,632   *      62,632           0      47,526         *         47,526           0

Jefferies & Company,
Inc.                         290,578   *     290,578           0     220,000       3.1        220,000           0

Prudential Securities          6,014   *       6,014           0           0         *              0           0

Reliant Trading              131,786   *     131,786           0     100,000       1.4        100,000           0

Shepherd Investments
International, Ltd.            2,351   *       2,351           0           0         *              0           0

Shepherd Trading Limited     197,680   *     192,110           0     150,000       2.1        150,000           0

Stark International            2,351   *       2,351           0           0         *              0           0
                           ---------       ---------      ------     -------                  -------        ----
Total                      1,122,876   *   1,117,306      61,410     800,500      11.6        800,500           0
                           =========       =========      ======     =======                  =======        ====


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------------------------------------------------------------------------
                                6 1/2% Convertible Preferred Stock
------------------------------------------------------------------------
                                                          Beneficially
                                                             Owned
                                 Beneficially      Offered   After
  Name of Selling               Owned Prior to       for      This
  Securityholder(1)             This Offering        Sale   Offering
  ----------------------------------------------------------------------
                              No. of
                             Shares of    % of
                             Preferred  Preferred
                               Stock      Stock
------------------------------------------------------------------------
AIG SoundShore Holdings
Ltd. (former SoundShore
Holdings, Ltd.)                7,500          1       7,500      0

Argent Classic
Convertible Arbitrage
Fund L.P.                     14,500        2.1      14,500      0

Calamos Asset Management       2,100          *       2,100      0

Forest Fulcrum Fund L.P.       4,147          *       4,147      0

Forest Global
Convertible Fund Series A-5    4,752          *       4,752      0

Jefferies & Company,
Inc.                          22,000        3.1      22,000      0

Prudential Securities              0          *           0      0

Reliant Trading               10,000        1.4      10,000      0

Shepherd Investments
International, Ltd.                0          *           0      0

Shepherd Trading Limited      15,000        2.1      15,000      0

Stark International                0          *           0      0
                              ------                 ------   ----
Total                         79,999       11.6      79,999      0
                              ======                 ======   ====

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                THE DATE OF THIS SUPPLEMENT IS JANUARY 24, 2000